Exhibit 99.(d)(xiii)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660] [(800) 722-4448] [www.PacificLife.com]

POINT TO POINT PERFORMANCE MIX WITH A

PARTICIPATION RATE, CAP RATE AND BUFFER

STRATEGY RIDER

Pacific Life Insurance Company, a stock life insurance company, (hereinafter referred to as “we”) has issued this Rider as a part of the annuity Contract to which it is attached. All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract. All other terms and conditions of your Contract not specifically modified below remain unchanged. If the Contract is terminated, this Rider will automatically terminate.

This Rider provides you with a Crediting Strategy and Protection Level(s) for the Contract to which it is added. Index Terms may vary.

RIDER SPECIFICATIONS

Rider Effective Date: [5-1-26]

Component Index(es):	[S&P 500®]
[MSCI EAFE]
[iShares® Russell 2000 ETF]

Available Index Term(s):	[6 Year Index Term [(only available at beginning of an MVA Term)]]

Minimum Participation Rate:	[100%]

Minimum Cap Rate:	[12%]

Available Buffer Rate:	[10.00%]

DEFINITION OF TERMS

Unless redefined below, the terms defined or described in the Contract, including any endorsements or other riders attached to the Contract, will be capitalized, and will have the same meaning when used in this Rider.

For purposes of this Rider, the following definitions apply:

Adjusted Performance Mix Index Return – The percentage rate at which we credit interest to the Index-Linked Option Value at the end of the Term. The Adjusted Performance Mix Index Return represents the percentage change in the Performance Mix Index Return during the Index Term after any applicable adjustment for the Crediting Strategy or Protection Level. The Adjusted Performance Mix Index Return can be positive, negative, or equal to zero. The Adjusted Performance Mix Index Return is multiplied by the Investment Base to determine the dollar amount of the Index-Linked Option Credit.

Buffer (“Buffer Rate") – A type of Protection Level which protects you against a negative Performance Mix Index Return up to the stated Buffer percentage on the Index Term End Date. You will be credited with a negative Index-Linked Option Credit in the amount of any negative performance in excess of the Buffer Rate on the Index Term End Date. The Buffer Rate for an Index-Linked Option is guaranteed not to change for the life of the Contract so long as we continue to offer the Index-Linked Option.

Cap Rate (“Cap”) – The maximum positive interest percentage rate that can be credited to any Index-Linked Option at the end of the Index Term using the calculation set forth in this Rider. If Purchase Payments were allocated to an Index-Linked Option under this Rider, the Cap Rates are shown in the Contract Specifications.

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On each subsequent Contract Anniversary corresponding to the end of an Index Term, we will declare renewal Cap Rates for the subsequent Index Term. Renewal rates will be no less than the guaranteed Minimum Cap Rate shown in this Rider. The declared renewal Cap Rates are guaranteed until the end of any Index Term started on the applicable Contract Anniversary. The Minimum Cap Rate for any Index-Linked Option under this Rider will be the Minimum Cap Rate percentage indicated in the Rider Specifications.

Initial Cap Rates may vary depending on if you have selected a guaranteed minimum withdrawal benefit rider. At the end of each Index Term, renewal Cap Rates may vary based upon Index-Linked Option, Contract Date, whether a new Market Value Adjustment Term was elected, and if you have a guaranteed minimum withdrawal benefit rider.

Component Index – Refers to the Component Index(es) shown above and is used to determine any Index-Linked Option Credit that is credited to an Index-Linked Option on the Contract Anniversary, corresponding to the Index Term End Date. If a Component Index is discontinued or if the calculation of a Component Index is substantially changed, we will substitute an alternative Component Index and notify you in writing.

Component Index Price – Prices for the Component Indexes are determined as of the close of the New York Stock Exchange (NYSE) each day that the NYSE is open. On any day that the NYSE is closed, the Component Index Price from the last NYSE close day will apply.

Component Index Return – Represents the unadjusted Index performance. The Component Index Return is the percentage change in the Component Index Price during the Index Term, before any applicable adjustment for the Crediting Strategy or Protection Level is applied. The Component Index Return can be positive, negative, or equal to zero.

Index-Linked Option Budget – The rate is equal to the fair value of hypothetical derivatives that support the Index-Linked Options on the Index Term Start Date.

Index-Linked Option Value – On the Index Term Start Date, the Index-Linked Option Value is the Investment Base. On any day other than the Index Term Start Date and the Index Term End Date, the Index-Linked Option Value is the Interim Value. On the Index Term End Date, the Index-Linked Option Value is the Investment Base, adjusted for the Index-Linked Option Credit, Withdrawals, Transfers and Rider fees, if any. Each Subsequent Purchase Payment allocated to an Index-Linked Option will have a separate Index-Linked Option Value from allocations of other Purchase Payments.

Index Term – A period used to measure the change in Component Index prices for each Index-Linked Option. On the Index Term End Date, we credit the Index-Linked Option Credit. The initial Index Term for the Index-Linked Option begins on the Contract Date, or in the case of a Subsequent Purchase Payment, the date each Purchase Payment was applied to the contract. Subsequent Index Terms begin on a Contract Anniversary after the end of the prior Index Term. The duration of each Index-Linked Option’s Index Term is shown in this Rider. The Index Term always ends on a Contract Anniversary.

Index Term End Date – The last day of the Index Term.

Index Term Start Date – The first day of the Index Term.

Investment Base – The amount used to calculate the Index-Linked Option Credit on the Index Term End Date. On the Index Term Start Date the Investment Base is equal to the amount allocated to the Index-Linked Option after any applicable Withdrawals or Transfers. The Investment Base will be reduced for any Withdrawal on a day other than the Index Term Start Date and Index Term End Date in the same proportion as the Withdrawal reduces the Interim Value.

Participation Rate – For the Index Term, a set percentage that determines how much of the positive Performance Mix Index Return, will be used to determine any positive interest credited. The Participation Rate percentage is multiplied by the calculated Performance Mix Index Return when positive. The Minimum Participation Rate for any Index-Linked Option under this Rider will be the Minimum Participation Rate Percentage indicated in the Rider Specifications.

If Purchase Payments were allocated to an Index-Linked Option under this Rider for the initial Index Term, the initial Participation Rates are shown in the Contract Specifications. On each subsequent Contract Anniversary corresponding to the end of an Index Term, we will declare renewal Participation Rates for the subsequent Index Term. Renewal rates will be no less than the guaranteed Minimum Participation Rates shown in this

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Rider. The declared renewal Participation Rates are guaranteed until the end of any Index Term started on the applicable Contract Anniversary.

Initial Participation Rates may vary depending on if you have selected a guaranteed minimum withdrawal benefit rider. At the end of each Index Term, renewal Participation Rates may vary based upon Index-Linked Option, Contract Date, whether a new Market Value Adjustment Term was elected, and if you have a guaranteed minimum withdrawal benefit rider.

Performance Mix Index Return – Represents the weighted average of the Component Index Returns: 50% of the highest Component Index Return, 30% of the next highest Component Index Return and 20% of the lowest Component Index Return.

Point to Point – The Index Return for a Point to Point Index-Linked Option is determined by comparing the Component Index Price on the Index Term Start Date to the Component Index Price on the Index Term End Date.

INTERIM VALUE FORMULA

Calculation of Interim Value on any Business Day:

We calculate the Interim Value of an Index-Linked Option on each Business Day by determining the value of a specific set of hypothetical derivatives using an option pricing formula. Our Interim Value calculation is on file with the insurance supervisory official in the jurisdiction in which this Contract is issued for delivery.

We use the following formula to determine the Interim Value for an Index-Linked Option:

Interim Value = A*(1+B-(C*D)), where:

A = Investment Base

B = Market Value of Derivatives Supporting the Index-Linked Option on the Business Day

C = Index-Linked Option Budget

D = Time remaining in the Index Term (This is the number of days remaining in Index Term divided by total days in the Index Term (including leap day(s) when applicable)).

The Market Value of Derivatives supporting the Index-Linked Option = ATM Call * (Participation Rate) - OTM Call*(Participation Rate) – OTM Put, where:

•	At-the-Money Call (ATM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price equal to the Index Price at the start of the Index Term.

•	Out-of-the-Money Call (OTM Call) – Option to buy a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 + (Cap Rate/Participation Rate))

•	Out-of-the-Money Put (OTM Put) – Option to sell a position in the Index at the end of the Index Term with the strike price set to the Index Price at the start of the Index Term multiplied by (1 – Buffer)
•	Percentage weights are assigned based on the relative value for each hypothetical derivative portfolio across the component indices.

•	50% weight is assigned to the hypothetical derivative strategy with the highest relative value.

•	30% weight is assigned to the hypothetical derivative strategy with the second highest relative value.

•	20% weight is assigned to the hypothetical derivative strategy with the lowest value.

The standard Black-Scholes methodology using observable market parameters from independent external sources will be utilized to value the options. This method intends to produce an estimated fair value, consistent with observable market prices, for the investment in the Index-Linked Option on that Business Day. The Index-Linked Option Budget will also be calculated using the same methodology.

Impact of Partial Withdrawals on Interim Value:

When you make a partial Withdrawal from an Index-Linked Option, we will reduce the Interim Value of the Index-Linked Option by the dollar amount withdrawn from that Index-Linked Option, including any Withdrawal Charge.

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INDEX-LINKED OPTION CREDIT FORMULA

Calculating Index-Linked Option Credit for the Point to Point Performance Mix with a Participation Rate, Cap Rate and Buffer Strategy Rider:

Step One – Determine Component Index Return for Each Component Index

Component Index Return =

(Component Index Price for the Index Term End Date – Component Index Price for the Index Term Start Date) ÷ Component Index Price for the Index Term Start Date

Step Two – Determine the Performance Mix Index Return

The Performance Mix Index Return is a weighted average of the Index Returns of the Component Indexes.

Performance Mix Index Return =

(0.5 x Index Return of the Component Index with the highest Component Index Return) +
(0.3 x Index Return of the Component Index with the next highest Component Index Return) +
(0.2 x Index Return of the Component Index with the lowest Component Index Return)

Step Three – Adjust Performance Mix Index Return

If the Performance Mix Index Return is greater than or equal to zero,

Adjusted Performance Mix Index Return = Lesser of (Performance Mix Index Return x Participation Rate) or Cap Rate

If the Performance Mix Index Return is less than zero,

Adjusted Performance Mix Index Return = Lesser of (Performance Mix Index Return + Buffer Rate) or zero

Step Four – Determine Index-Linked Option Credit

Index-Linked Option Credit = (Investment Base x Adjusted Performance Mix Index Return)

INDEX DISCLOSURES

[S&P 500® INDEX]

[The "S&P 500®" is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Pacific Life Insurance Company (“Pacific Life” or “Licensee”). S&P®, S&P 500®, SPX®, SPY®, US 500TM, The 500TM, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones ® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). It is not possible to invest directly in an index. This product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of this product or any member of the public regarding the advisability of investing in securities generally or in this product particularly or the ability of the S&P 500® to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Pacific Life Insurance Company with respect to the S&P 500® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed and calculated by S&P Dow Jones Indices without regard to Pacific Life Insurance Company or this product. S&P Dow Jones Indices has no obligation to take the needs of Pacific Life Insurance Company or the owners of this product into consideration in determining, composing or calculating the S&P 500®. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of this product. There is no assurance that investment products based on the S&P 500® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, “promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

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PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY PACIFIC LIFE INSURANCE COMPANY, OWNERS OF THIS PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE LICENSEE PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PACIFIC LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

[MSCI EAFE® INDEX]

[THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY PACIFIC LIFE INSURANCE COMPANY. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.]

[iShares® Russell 2000 ETF]

[The iShares Russell 2000 ETF is distributed by BlackRock Investments, LLC. iShares® and BlackRock®, and the corresponding logos, are registered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”) and are used under license. BlackRock has licensed certain trademarks and trade names of BlackRock to Pacific Life Insurance Company for certain purposes. Pacific Life Insurance Company’s products and services are not sponsored, endorsed, sold, or promoted by BlackRock, and purchasers of such products do not acquire any interest in the iShares Russell 2000 ETF nor enter into any relationship of any kind with BlackRock. BlackRock makes no representations or warranties, express or implied, to the owners of any products offered by Pacific

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Life Insurance Company or any member of the public regarding the advisability of purchasing any product or service offered by Pacific Life Insurance Company. BlackRock has no obligation or liability for any errors, omissions, interruptions or use of the iShares Russell 2000 ETF or any data related thereto, or in connection with the operation, marketing, trading or sale of any Pacific Life Insurance Company product or service offered by Pacific Life Insurance Company.]

PACIFIC LIFE INSURANCE COMPANY

[
	President and Chief Executive Officer	Secretary	]

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